Applied Digtial Access, Inc.
FORM 10-Q
Exhibit 11.1

                          APPLIED DIGITAL ACCESS, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                   (Unaudited)

                  (Amounts in thousands, except per share data)

                                    For the Three Months
                                       Ended March 31,
                                       1996        1995
                                     --------    -------
Net income (loss)                    ($   868)   $ 1,739
                                     ========    =======

Reconciliation of weighted average
number of shares outstanding to
amount used in net income (loss)
per share computation:

Weighted average number of
shares outstanding                     11,939     11,655

Weighted average number of
options and warrants outstanding         --        1,202
                                     --------    -------
Weighted average number of
shares outstanding                     11,939     12,857
                                     ========    =======
Net income (loss) per share          ($  0.07)   $  0.14
                                     ========    =======

See Note 3 to Condensed Financial Statements